Exhibit 99.1

Discovery Labs Announces Appointment of New Chief Executive Officer and Provides an Update on AEROSURF® Phase 2 Program

Warrington, PA — February 1, 2016 — Discovery Laboratories, Inc. (NASDAQ: DSCO), a biotechnology company focused on developing aerosolized KL4 surfactant therapies for respiratory diseases, today announced the appointment of a new Chief Executive Officer and has provided an update on its AEROSURF phase 2 program.

New President and Chief Executive Officer

Craig Fraser has been appointed as the Company’s President and Chief Executive Officer, effective immediately.  Mr. Fraser has also been elected to the Company’s board of directors.  Mr. Fraser succeeds John G. Cooper who is leaving the Company to pursue other interests.

“Craig is a proven leader with deep commercial, operational, business and drug development experience,” commented John R. Leone, Chairman of the Board of Discovery Labs. “With strong leadership skills, success as a Chief Operating Officer for a publicly held biotechnology company and an impressive track record of driving performance, we believe that Craig is the right person to lead Discovery Labs and capitalize on the tremendous opportunity that exists with the Company’s KL4 surfactant and aerosol delivery technologies to address a range of respiratory diseases beginning with AEROSURF for premature infants with respiratory distress syndrome.”

Mr. Fraser brings to Discovery Labs over 25 years of progressive leadership experience, as well as expertise in advancing pipeline products and building global brands and businesses.  Prior to joining Discovery Labs, Mr. Fraser held a number of leadership positions at several biotechnology and pharmaceutical companies, most recently as Chief Operating Officer at Aegerion Pharmaceuticals, Inc.  At Aegerion, Mr. Fraser had worldwide responsibility for commercial operations, manufacturing and supply chain, as well as corporate initiatives, including strategic development for growth and sustainability.  Mr. Fraser has also held senior management positions at Wyeth / Pfizer Inc., Johnson & Johnson (J&J) and Centocor. In these positions, he had responsibility for sales and marketing, including the commercialization of multiple hospital-based products, business and commercial development, and multiple drug development programs.

“Discovery Labs is committed to building a robust business that is founded on its novel KL4 surfactant and aerosol delivery technologies with the expressed goal of bringing transformational change to neonatal respiratory critical care,” said Mr. Fraser.  “I am very excited to have the opportunity to join a very talented team at Discovery Labs and guide the Company through the next phase of its growth while driving long-term stockholder value.”

Mr. Cooper has been with Discovery Labs for 14 years, serving as its President, Chief Executive Officer and director since January 2013.  Prior to that, Mr. Cooper served as President and Chief Financial Officer from 2011 to 2012 and as its Executive Vice President and Chief Financial Officer from 2001 to 2010.

“I want to thank John for his many years of dedicated service to Discovery Labs and his steadfast and passionate commitment to achieving the Company’s goal of applying its technologies to improve the care of fragile premature infants with respiratory distress syndrome.  We wish John well in his future endeavors,” commented Mr. Leone.

AEROSURF Program Update

•	In the fourth quarter of 2015, the Company announced top-line results of its previously completed AEROSURF phase 2a clinical program in 80 premature infants 29 to 34 week gestational age (GA) receiving nasal continuous positive airway pressure (nCPAP) for respiratory distress syndrome (RDS). The program consisted of two multicenter, randomized, open-label, controlled studies that were designed to evaluate the safety and tolerability of aerosolized KL4 surfactant administered in five dose groups (15, 30, 45, 60 and 90 minutes), compared to infants receiving nCPAP alone. Key objectives of the program were achieved, including:

–	Overall, the safety and tolerability profile of the AEROSURF-treated groups was generally comparable to the control group. All reported adverse events and serious adverse events were those that are common and expected among premature infants with RDS.

–	Data suggest that AEROSURF may be reducing the incidence of nCPAP failure (the need for intubation and delayed surfactant therapy).

•	Also in the fourth quarter of 2015, the Company initiated a phase 2a clinical trial in 32 premature infants 26 to 28 week GA receiving nCPAP for RDS. This clinical trial is a multicenter, randomized, open-label, controlled study that is designed to evaluate the safety and tolerability of aerosolized KL4 surfactant (including with potential repeat doses) administered in two dose groups (30 and 45 minutes), compared to infants receiving nCPAP alone. The start-up activities for the trial have taken longer than anticipated at some clinical sites, due primarily to administrative matters and, with fewer sites initiated, enrollments are accruing more slowly than anticipated. As a result, the Company anticipates completing enrollment of this phase 2a trial in the second quarter of 2016 and releasing top-line results shortly thereafter in the third quarter of 2016.

•	Based on the safety and tolerability profile observed to date in the phase 2a clinical program, the Company has initiated the AEROSURF phase 2b clinical trial in premature infants 26 to 32 weeks GA receiving nCPAP for RDS. The trial is a multicenter, randomized, controlled study with masked treatment assignment in approximately 240 premature infants and is designed to evaluate the safety and tolerability of aerosolized KL4 surfactant (including with potential repeat doses) administered in two dose groups (25 and 50 minutes), compared to infants receiving nCPAP alone. The following endpoints will be evaluated: time to nCPAP failure (the need for intubation and delayed surfactant therapy), incidence of nCPAP failure and physiological parameters indicating the effectiveness of lung function. The trial is expected to be conducted in up to 60 clinical sites in the United States, Canada, Europe and Latin America. Enrollment is beginning with premature infants 29 to 32 weeks GA, and will include premature infants 26 to 28 weeks GA after completion of the ongoing phase 2a clinical trial in this age group. The Company anticipates completing enrollment for the phase 2b clinical trial by the end of 2016 and releasing top-line results in the first quarter of 2017.

As of December 31, 2015, the Company had cash and cash equivalents of $38.7 million, an amount  the Company anticipates is sufficient to support the AEROSURF phase 2 clinical program and fund operations through the first quarter of 2017.

About AEROSURF®
Premature infants with severe RDS currently are treated with surfactants that can only be administered by endotracheal intubation supported with mechanical ventilation, invasive procedures that may each result in serious respiratory conditions and other complications.  To avoid such complications, many neonatologists treat infants with less severe RDS by less invasive means, typically nCPAP.  Unfortunately, a significant number of premature infants on nCPAP will respond poorly (an outcome referred to as nCPAP failure) and may require delayed surfactant therapy.  Since neonatologists currently cannot predict which infants will experience nCPAP failure, they are faced with difficult choices in treating infants with less severe RDS.  This is because the medical outcomes for those infants who experience nCPAP failure and receive delayed surfactant therapy may be less favorable than the outcomes for infants who received surfactant therapy in the first hours of life.

AEROSURF is a novel, investigational drug/device product that combines the Company’s proprietary KL4 surfactant and its aerosolization technologies.  AEROSURF is being developed to potentially reduce or eliminate the need for endotracheal intubation and mechanical ventilation in the treatment of premature infants with respiratory distress syndrome (RDS).  With AEROSURF, neonatologists may potentially administer aerosolized KL4 surfactant to premature infants supported by nCPAP, without subjecting them to invasive endotracheal intubation and mechanical ventilation (each of which can result in serious respiratory conditions and other complications), which are currently required to administer surfactant therapy to premature infants.  By enabling delivery of aerosolized KL4 surfactant using less invasive procedures, AEROSURF, if approved, has the potential to address a serious unmet medical need, provide transformative clinical and pharmacoeconomic benefits, and enable the treatment of a significantly greater number of premature infants with RDS who could benefit from surfactant therapy but are currently not treated.

The Company estimates that there are currently approximately 120,000 to 150,000 premature infants in the U.S. who could benefit from surfactant therapy.  However, due to the risks associated with endotracheal intubation and mechanical ventilation, only approximately 50,000 to 60,000 of these infants currently are treated with surfactants as the initial therapy for severe RDS.  The remaining infants with less severe RDS are usually supported with nCPAP alone.  However, a large percentage of these infants are not adequately supported with nCPAP alone (an outcome referred to as nCPAP failure) and thereafter may require delayed surfactant therapy administered by endotracheal intubation and mechanical ventilation

About Discovery Labs
Discovery Laboratories, Inc. is a biotechnology company focused on developing aerosolized KL4 surfactant therapies for respiratory diseases.  Surfactants are produced naturally in the lung and are essential for normal respiratory function and survival.  If surfactant deficiency or degradation occurs, the air sacs in the lungs can collapse, resulting in severe respiratory diseases and disorders.  Discovery Labs’ technology platform includes a novel synthetic peptide-containing (KL4) surfactant, that is structurally similar to pulmonary surfactant, and proprietary drug delivery technologies being developed to enable efficient delivery of aerosolized KL4 surfactant.  Discovery Labs believes that its proprietary technology platform makes it possible, for the first time, to develop a significant pipeline of aerosolized surfactant products to address a variety of respiratory diseases for which there frequently are few or no approved therapies.

For more information, please visit the Company’s website at www.Discoverylabs.com.

Forward-Looking Statements
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.  Examples of such risks and uncertainties, including those affecting Discovery Labs’ ability successfully to complete its development programs, secure regulatory approvals for its product candidates in the U.S. and abroad, and realize the potential value and benefits of its RDS product portfolio, are described in Discovery Labs’ filings with the Securities and Exchange Commission, including its most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto. Any forward-looking statement in this release speaks only as of the date on which it is made. Discovery Labs assumes no obligation to update or revise any forward-looking statements.

Contact Information:
John Tattory, Senior Vice President and Chief Financial Officer: 215.488.9418 or jtattory@discoverylabs.com